Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Digital Turbine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	10,630,000	$10.82	$115,016,600	0.0001381	$15,883.79
Total Offering Amounts:					$115,016,600		$15,883.79
Total Fees Previously Paid:							—
Total Fee Offsets (3):							—
Net Fee Due:							$15,883.79
(1)Covers 10,630,000 additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the 2020 Incentive Equity Plan of Digital Turbine, Inc. (as amended, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional shares of Common Stock that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Common Stock.
(2)Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high ($11.00) and low ($10.63) prices reported for the registrant’s Common Stock quoted on the Nasdaq Capital Market on August 21, 2026.
(3)The Registrant does not have any fee offsets.